UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PARK-OHIO HOLDINGS CORP.

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PARK-OHIO HOLDINGS CORP.

6065 Parkland Boulevard

Cleveland, Ohio 44124

Notice of 2014 Annual Meeting of Shareholders

The 2014 annual meeting of shareholders of Park-Ohio Holdings Corp., an Ohio corporation, will be held at The Cleveland Marriott East, 26300 Harvard Road, Warrensville Heights, Ohio 44122, on Thursday, June 12, 2014, at 10 A.M., Cleveland Time. The purposes of the Annual Meeting are:

1. To elect three directors to serve until the 2017 annual meeting of shareholders;

2. To ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2014;

3. To approve, on an advisory basis, our named executive officer compensation; and

4. To act on other matters that are properly brought before the Annual Meeting or any adjournments, postponements or continuations thereof.

The Board of Directors set April 15, 2014 as the record date for the Annual Meeting. This means that owners of Common Stock at the close of business on that date are entitled to (1) receive notice of the Annual Meeting and (2) vote at the Annual Meeting and any adjournments, postponements or continuations of the Annual Meeting.

You are invited to attend the Annual Meeting and urged to mark, sign and return the proxy card in the enclosed envelope, regardless of whether you expect to attend the Annual Meeting. No postage is required if mailed in the United States. Your proxy will not be used if you attend the Annual Meeting and vote in person. If you attend the Annual Meeting, you may be asked to present a valid picture identification.

By Order of the Board of Directors

ROBERT D. VILSACK

    Secretary

April 30, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 12, 2014: A complete set of proxy materials relating to the Annual Meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report, may be viewed at http://eproxy.pkoh.com.

PARK-OHIO HOLDINGS CORP.

6065 Parkland Boulevard

Cleveland, Ohio 44124

Proxy Statement for

Annual Meeting of Shareholders

To Be Held On June 12, 2014

GENERAL INFORMATION

The Board of Directors of Park-Ohio Holdings Corp., or Board, is furnishing this proxy statement in order to solicit proxies on its behalf to be voted at our 2014 annual meeting of shareholders. The Annual Meeting will be held at The Cleveland Marriott East, 26300 Harvard Road, Warrensville Heights, Ohio 44122 on Thursday, June 12, 2014, at 10 A.M., Cleveland Time, and any and all adjournments, postponements or continuations thereof.

Proxy materials are first being mailed to shareholders on or about May 6, 2014. A shareholder giving a proxy may revoke it, without affecting any vote previously taken, by a later appointment received by us prior to the Annual Meeting or by giving notice to us in writing or in open meeting. Attendance at the Annual Meeting will not by itself revoke a proxy. Shares represented by properly executed proxies will be voted at the Annual Meeting. If a shareholder has specified how the proxy is to be voted with respect to a matter listed on the proxy, it will be voted in accordance with such specifications. If no specification is made, the executed proxy will be voted (1) “FOR” the election of the nominees for directors, (2) “FOR” ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2014, and (3) “FOR” the resolution approving the compensation of our named executive officers.

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting is April 15, 2014. As of April 15, 2014, there were issued and outstanding 12,429,788 shares of our Common Stock, par value $1.00 per share. Each share is entitled to one vote on each matter presented at the Annual Meeting. Our Articles of Incorporation provide that shareholders do not have cumulative voting rights in the election of directors.

If your shares are held in the name of a brokerage firm or other nominee, your shares may be voted even if you do not provide the brokerage firm or other nominee with voting instructions. Brokerage firms and other nominees have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. When a proposal is not a routine matter and the brokerage firm or other nominee has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm or other nominee cannot vote the shares on that proposal. This is referred to as a “broker non-vote.”

The proposal to ratify the appointment of Ernst & Young LLP as our independent auditor for fiscal year 2014 is the only routine matter for which the brokerage firm or other nominee who holds your shares can vote your shares without your instructions. Accordingly, there should be no broker non-votes with respect to such proposal, and broker non-votes will have no effect on the outcome of the other proposals.

We are not aware of any matters other than those described in this proxy statement that will be presented to the Annual Meeting for action on the part of the shareholders. If any other matters are properly brought before the Annual Meeting that applicable law permits proxies to vote on a discretionary basis, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates thereon in accordance with their best judgment. Abstentions and broker non-votes will be counted as present at the Annual Meeting for purposes of determining a quorum.

The cost of soliciting proxies, including the charges and expenses incurred by brokerage firms and other persons for the forwarding of proxy materials to the beneficial owners of such shares, will be borne by us. Proxies may be solicited by our officers and employees by letter, by telephone or in person. Such individuals will not be additionally compensated but may be reimbursed by us for their reasonable out-of-pocket expenses. In addition, we have retained Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, a professional proxy soliciting firm, to assist in the solicitation of proxies and will pay such firm a fee, estimated to be approximately $5,000, plus reimbursement of out-of-pocket expenses.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The authorized number of directors is presently fixed at nine, divided into three classes of three members. The directors of each class are elected for three-year terms so that the term of office of one class of directors expires at each annual meeting. Proxies may only be voted for the nominees identified in the section entitled “Nominees for Election.”

The class of directors to be elected in 2014, who will hold their positions for a term of three years and until the election of their successors, has been fixed at three. Unless otherwise directed, the persons named in the accompanying proxy will vote the proxies received by them (unless authority to vote is withheld) in favor of electing to that class: Kevin R. Greene, A. Malachi Mixon III and Dan T. Moore III, all of whom were previously elected as directors by our shareholders. If any nominee is not available at the time of election, the proxy holders may vote in their discretion for a substitute or such vacancy may be filled later by the Board. We have no reason to believe any nominee will be unavailable.

Vote Required and Recommendation of the Board

The affirmative vote of a plurality of the shares of Common Stock represented at the Annual Meeting is required to elect Kevin R. Greene, A. Malachi Mixon III and Dan T. Moore III as directors to serve until the 2017 annual meeting of shareholders. Abstentions and broker non-votes will have no effect with respect to the election of directors.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” KEVIN R. GREENE, A. MALACHI MIXON III AND DAN T. MOORE III.

Biographical Information

Information is set forth below regarding the nominees for election and the directors who will continue in office as directors after the Annual Meeting. The information includes their ages, principal occupations during at least the past five years and other directorships held currently or within the last five years. Also set forth is the date each was first elected as a director.

Also contained in the biographical information below are the qualifications that led the Board to conclude that each director and nominee should serve as a director. Each director and nominee possesses the integrity, judgment and analytical ability to provide guidance and oversight of the Company. The aforementioned qualities, when viewed in tandem with the attributes and accomplishments of each director and nominee, as reflected below, qualify each director and nominee to serve on the Board.

Nominees for Election
Name	Age	Principal Occupation and Other Directorships
Kevin R. Greene (b)	55	Director since 1998; Managing Partner of James Alpha Management LLC (money management company) since 2005; Chairman and Chief Executive Officer of Capital Resource Holdings L.L.C. (pension consultant) from 1999 through 2004; Chairman and Chief Executive Officer of Bryant Park Capital (investment bank) from 1991 through 2001; formerly a management consultant with McKinsey & Company (consulting firm). With his background in finance and money management, Mr. Greene provides the Board with financial and investment expertise, as well as valuable perspective on risk analysis and development and management of effective internal controls.

A. Malachi Mixon III (d)	73	Director since 2008; Executive Chairman since 1983, director since 1979, and Chief Executive Officer 1979-2010 of Invacare Corporation (manufacturer and distributor of home and long-term care medical products); director 1993-2013 of The Sherwin-Williams Company (manufacturer and distributor of coatings and related products); since 2011, Chairman Emeritus of the Board of Directors and Trustees of The Cleveland Clinic Foundation; Chairman of the Board of Trustees of the Cleveland Institute of Music; Trustee Emeritus of Case Western Reserve University. Mr. Mixon, as a senior executive of a publicly-traded corporation, brings 30 years of upper management experience to the Board. Mr. Mixon is experienced in managing domestic and international manufacturing and distribution operations as well as organizing and restructuring companies. Through this experience, as well as his service on the boards of publicly-traded corporations, he provides important insight and assistance to the Board in the areas of finance, marketing, and corporate governance.

Dan T. Moore III (c,e)	74	Director since 2003; Chief Executive Officer of Dan T. Moore Co. (a management company overseeing a group of companies performing research and development of advanced materials) since 1969. Also, Chairman of Delaware Dynamics LLC (a manufacturer of large, complex high-pressure dies for the automotive industry) since 2010. Director since 1979 of Invacare Corporation (manufacturer and distributor of home and long-term care medical products) and, for the period from 1989 until its sale in 2010, director of Hawk Corporation (supplier of friction materials and motorsports components). Mr. Moore brings to the Board his business acumen and operations experience demonstrated over years of managing numerous manufacturing companies. He is a recognized and successful entrepreneur. From this experience, as well as his service on the boards of other publicly-traded corporations, Mr. Moore offers the Board a comprehensive perspective for developing corporate strategies and managing risks of a major publicly-traded corporation.

Directors Continuing in Office with Term Expiring in 2015
Name	Age	Principal Occupation and Other Directorships
Patrick V. Auletta (a,b)	63	Director since 2004; President Emeritus of KeyBank National Association (financial services company) since 2005; President of KeyBank National Association from 2001 to 2004; over 35 years of banking experience at KeyBank. Director of The Cleveland Clinic Foundation. Mr. Auletta’s extensive experience in finance, the banking industry and general management, including his service as president of an operating company of a publicly-traded corporation, enables him to make significant contributions to the Board, particularly in his capacity as the Chair of the Audit Committee and as our Audit Committee financial expert. He has a broad and deep understanding of financial analysis, the financial reporting system, the challenges involved in developing and maintaining effective internal controls and evaluating risks to the Company.

Edward F. Crawford (a,d)	75	Director, Chairman and Chief Executive Officer of the Company since 1992 and President from 1997 to 2003. Chairman and Chief Executive Officer of The Crawford Group (a venture capital, management consulting company) since 1964. Director of Hickok Incorporated (developer and manufacturer of electronic diagnostic tools and equipment) since 2012. Director Nominee of Materion Corporation for election at its annual meeting to be held on May 7, 2014 for a three-year term. Mr. Edward Crawford has completed over 21 years of service to the Company as a director and senior officer and has amassed extensive knowledge of the Company’s strategies and operations. In addition, he also brings to the Board his experience in leading a variety of private enterprises for over 40 years. Mr. Matthew Crawford is the son of Mr. Edward Crawford.

James W. Wert (a,b,d,e)	67	Director since 1992 and Vice Chairman since 2002; Chief Executive Officer, President and Director since 2003 and Vice President from 2000 to 2002 of CM Wealth Advisors, Inc., formerly known as Clanco Management Corporation (a registered investment advisor); formerly Senior Executive Vice President and Chief Investment Officer of KeyCorp (financial services company) from 1995 to 1996 and Chief Financial Officer of KeyCorp and predecessor companies from 1990 to 1995. Director of Marlin Business Services Corp. since 1997. For the period 1997-2008, director of Continental Global Group. Mr. Wert has acquired extensive experience handling transactional and investment issues through his experience managing a registered investment adviser and as chief investment officer of a publicly-traded corporation. Through this experience as well as his service on other boards of publicly-traded corporations, he provides important insight and assistance to the Board in the areas of finance, investments and corporate governance. In addition, as one of our longest-standing directors, Mr. Wert provides continuity to the Board and has a broad understanding of the strategic and operational issues we face.

Directors Continuing in Office with Term Expiring 2016
Name	Age	Principal Occupation and Other Directorships
Matthew V. Crawford (d)	44	Director since 1997; President and Chief Operating Officer of the Company since 2003; Senior Vice President from 2001 to 2003; Assistant Secretary and Corporate Counsel from February 1995 to 2001; President of The Crawford Group (a venture capital, management consulting company) since 1995. Director of Hickok Incorporated (developer and manufacturer of electronic diagnostic tools and equipment) since 2014. With over 15 years of experience at the Company, Mr. Matthew Crawford is intimately familiar with the Company’s capabilities, customers, strategy, position in its industries and with developments within its industries. In addition, he is experienced in operating a number of diversified private companies. Mr. Matthew Crawford’s experience, influence and deep knowledge of the Company and its industries provides the Board with the management perspective necessary to successfully oversee the Company and its strategy and business operations. Mr. Edward Crawford is the father of Mr. Matthew Crawford.

Ronna Romney (c)	70	Director since 2001; former political and news commentator for radio and television; author; U.S. Senate Candidate for Michigan 1996; former Chair of the President’s Commission for White House Fellowships; former Chair of the President’s Commission for White House Scholars; former Commissioner on the President’s National Advisory Council on Adult Education; since 1999 Director of Molina Healthcare, Inc. (managed healthcare service provider), also Lead Director and Chair of the Corporate Governance and Nominating Committee of Molina Healthcare, Inc. Ms. Romney’s diverse experiences as a lead director for a health care company, her political experience, and her focus on education issues ensures the Board is aware of alternative perspectives in the oversight of the Company.

Steven H. Rosen (c,e)	43	Director since 2011; Co-Chief Executive Officer of Resilience Capital Partners (private equity firm) since 2001. Director of Hickok Incorporated (developer and manufacturer of electronic diagnostic tools and equipment). With his experience in assisting underperforming businesses and his expertise in the dynamics of capital markets, Mr. Rosen provides the Board insight in such diversified areas as finance, strategic planning, operations and capital investments.

(a)	Member, Executive Committee

(b)	Member, Audit Committee

(c)	Member, Compensation Committee

(d)	Member, Long-Range Planning Committee

(e)	Member, Nominating Committee

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to beneficial ownership of our Common Stock by: (i) each person (or group of affiliated persons) known to us to be the beneficial owner of more than five percent of our outstanding Common Stock; (ii) each director or director nominee; (iii) each named executive officer named in the Summary Compensation Table on page 23 of this proxy statement individually; and (iv) all directors and executive officers as a group. Unless otherwise indicated, the information is as of April 15, 2014, and the nature of beneficial ownership consists of sole voting and investment power.

Name of Beneficial Owner	Shares of Common Stock Currently Owned		Shares Acquirable Within 60 Days(1)		Percent of Class (%)
Patrick V. Auletta	14,200		7,400	(f)	*
Edward F. Crawford	1,551,078	(a)(c)	25,000		12.7
Matthew V. Crawford	1,834,065	(b)(c)	25,000		14.9
W. Scott Emerick	31,000		0		*
Patrick W. Fogarty	44,821	(d)	25,000		*
Kevin R. Greene	13,900		0		*
A. Malachi Mixon III	14,450		0		*
Dan T. Moore III	47,800		0		*
Ronna Romney	21,600		0		*
Steven H. Rosen	8,900		0		*
Robert D. Vilsack	60,770		25,000		*
James W. Wert	103,700		0		*
GAMCO Investors, Inc.	1,552,243	(e)	—		12.5
Directors and executive officers as a group (12 persons)	3,654,183		107,400		30.0

*	Less than one percent.

(1)	Reflects the number of shares that could be purchased by exercise of options vested at April 15, 2014.

(a)	The total includes 1,406,671 shares over which Mr. Edward Crawford has sole voting and investment power, 22,500 shares owned by L’Accent de Provence of which Mr. Edward Crawford is President and owner of 25% of its capital stock and over which Mr. Edward Crawford shares voting and investment power, and 9,500 shares owned by Mr. Edward Crawford’s wife as to which Mr. Edward Crawford disclaims beneficial ownership. The total includes 20,306 shares held under the Individual Account Retirement Plan of Park-Ohio Industries, Inc. and its Subsidiaries as of January 8, 2014.

(b)	Total includes 1,441,964 shares over which Mr. Matthew Crawford has sole voting and investment power and 300,000 shares as to which Mr. Matthew Crawford disclaims beneficial ownership.

(c)	Total includes an aggregate of 92,101 shares over which Messrs. Edward Crawford and Matthew Crawford have shared voting power and investment power, consisting of: 39,000 shares held by a charitable foundation; 11,700 shares owned by Crawford Capital Company; and 41,401 shares owned by First Francis Company, Inc. These 92,101 shares are included in the beneficial ownership amounts reported for both Mr. Edward Crawford and Mr. Matthew Crawford.

(d)	Total includes 820 shares held under the Individual Account Retirement Plan of Park-Ohio Industries, Inc. and its Subsidiaries as of January 8, 2014.

(e)	Based on information set forth on Amendment No. 23 to Schedule 13D as filed with the SEC on December 23, 2013. Total includes 971,502 shares held by GAMCO Asset Management Inc., 428,000 shares held by Gabelli Funds, LLC, 151,241 shares held by Teton Advisors, Inc., and 1,500 shares held by MJG Associates, Inc., as of December 20, 2013. GGCP, Inc. is the ultimate parent holding company for the above-listed companies, and Mr. Mario J. Gabelli is the majority stockholder, chief executive officer and a director of GGCP, Inc. Each of the foregoing has the sole power to vote or direct the vote and sole power to dispose or direct the disposition of their respective reported shares. The foregoing companies provide securities and investment related services and have their principal business office at One Corporate Center, Rye, New York 10580.

(f)	Represents 7,400 restricted share units that represent the right to receive shares of our Common Stock upon Separation of Service (as defined in the Director DC Plan).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, requires our officers and directors, and persons who beneficially own more than ten percent of our Common Stock, to file reports of ownership and changes in ownership of such securities with the SEC. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file.

Based upon our review of the copies of Section 16(a) forms received by us, and upon written representations from reporting persons concerning the necessity of filing a Form 5, we believe that, during 2013, all filing requirements applicable for reporting persons were met.

CORPORATE GOVERNANCE

Director Independence

The Board believes that there should be a substantial majority of independent directors on the Board. The Board also believes that it is useful and appropriate to have members of management, including the Chief Executive Officer, or CEO, and President, as directors. The current Board members include seven independent directors (including the nominees).

Each of Messrs. Auletta, Greene, Mixon, Moore, Rosen and Wert and Ms. Romney is “independent” in accordance with the rules of the Nasdaq Stock Market. The Nasdaq Stock Market’s independence definition includes a series of objective tests, including that the director is not our employee and has not engaged in various types of business dealings with us. In addition, as further required by the Nasdaq Stock Market’s rules, the Board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and management.

In addition, as required by the Nasdaq Stock Market’s rules, the members of the Audit Committee are each “independent” under special standards established by the SEC for members of audit committees. The Board has determined that the Audit Committee includes at least one independent member whom the Board has determined meets the qualifications of an “audit committee financial expert” in accordance with SEC rules. Mr. Auletta is the independent director who has been determined to be an audit committee financial expert. Shareholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Auletta’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Auletta any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Risk Oversight

The Board is responsible for overseeing the Company’s risk, with reviews of certain areas being conducted by the relevant committees of the Board and directly through senior management reports.

The Audit Committee oversees our risk policies and processes relating to the financial statements and financial reporting processes, as well as internal controls and compliance, and the guidelines, policies and processes for monitoring and mitigating those risks. The Compensation Committee assesses and monitors risks relating to our executive compensation policies and practices. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

The independent members of the Board are responsible for overseeing the management of risks related to our governance structure and processes, the independence of the Board and potential conflicts of interest and ensuring compliance with the Code of Business Conduct and Ethics.

In addition, the Board’s role in our risk oversight process includes receiving regular reports either directly from presentations to the Board by senior or regional management or through executive officers at Board meetings on areas of material risk to us, including market-specific, operational, legal, regulatory, competitive and strategic risks.

The procedures described above permit the Board to maintain an awareness of material risks that may affect us and ensure the ability of the Board to take any and all appropriate actions to oversee risks we face. We also believe that our board leadership structure complements our risk management structure, as it allows our independent directors, through the independent committees, to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

Leadership Structure

Our CEO, Mr. Edward Crawford, also serves as our Chairman. The Company has no fixed policy on whether the roles of Chairman and CEO should be separate or combined; this decision is based on the best interests of the Company considering the circumstances at the time. The Board believes that the combined role of Chairman and CEO promotes strategic development and execution of our business strategies, which is essential to effective governance. The Board recognizes that utilizing the expertise of Mr. Edward Crawford contributes to the success of the Company. The diversity of our operating units requires a leader who possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing those diverse businesses. At this time, the Board believes that Mr. Edward Crawford, based upon his experience in the various industries in which we are positioned, is best qualified to efficiently develop agendas that ensure that the Board’s time and attention are focused on the most critical matters and to execute strategic plans effectively.

The Board has chosen not to appoint a “lead director,” but instead uses executive sessions of the independent directors, as necessary. We believe that shared leadership responsibility among the independent directors, as opposed to a single lead director, results in increased engagement of the Board as a whole, and that having a strong, independent group of directors fully engaged is important for good governance.

Code of Business Conduct and Ethics

All directors, officers and employees must act ethically at all times and in accordance with the policies comprising our Code of Business Conduct and Ethics, or Code. A copy of the Code is available, without charge, upon written request to: Secretary, Park-Ohio Holdings Corp., 6065 Parkland Boulevard, Cleveland, Ohio 44124 and is also available on our website at www.pkoh.com. We intend to disclose any amendment to, or waiver from, the Code by posting such amendment or waiver, as applicable, on our website.

Board of Directors and Committees

Board Meetings

The Board held five meetings in 2013. All directors are expected to attend each meeting of the Board and the committees on which he or she serves. In 2013, no director attended less than 75% of the aggregate meetings of the Board and the committees on which he or she served. Directors are expected to attend the Annual Meeting, and all directors attended the 2013 annual meeting of shareholders.

Board Committees

The Board currently has, and appoints the members of, Audit, Compensation, Nominating, Executive, and Long-Range Planning Committees. Each member of the Audit, Compensation, and Nominating Committees is an independent director as defined under the rules of the Nasdaq Stock Market.

Audit Committee

The Audit Committee consists of Messrs. Auletta, Greene and Wert, with Mr. Auletta as its chair. The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the retention, compensation and oversight of the work of our independent auditors. In 2013, the Audit Committee held six meetings. The Audit Committee has a written charter approved by the Board. The responsibilities and activities of the Audit Committee are described in greater detail in the Audit Committee Charter, which is available on our website at www.pkoh.com.

Compensation Committee

The Compensation Committee consists of Messrs. Moore and Rosen and Ms. Romney, with Ms. Romney as its chair. The Compensation Committee reviews and approves salaries, performance-based incentives and other matters relating to executive compensation, including reviewing and granting equity awards to executive officers. As described in greater detail below under “Executive Compensation Discussion and Analysis,” the Compensation Committee determines the compensation of our executive officers, including our CEO, and directors. With respect to executive officers other than the CEO, the Compensation Committee takes into account the recommendations of the CEO when determining the various elements of their compensation, including the amount and form of such compensation. The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of executive compensation and the sole authority to approve the fees and other retention terms of any such consultants.

The Compensation Committee also reviews and approves various other compensation policies and matters. The Compensation Committee held three meetings in 2013 and also acted by written consent. The Compensation Committee has a written charter approved by the Board. The responsibilities and activities of the Compensation Committee are described in greater detail in the Compensation Committee Charter, which is available on our website at www.pkoh.com.

Nominating Committee

The Nominating Committee was reconstituted in 2014 and consists of Messrs. Moore, Rosen and Wert, with Mr. Wert as its chair. The Nominating Committee establishes procedures for the director nomination process, recommends candidates for election to the Board, and also nominates officers for election by the Board. The Nominating Committee makes recommendations to the Board regarding the size and composition of the Board. The Nominating Committee is responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current size and make-up of the Board. This assessment includes issues of diversity in numerous factors such as: age; understanding of and achievements in manufacturing, technology, finance and marketing; and international experience and culture. These factors, and any other qualifications considered useful by the Nominating Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Nominating Committee and of the Board may change from time to time to take into account changes in business and other trends and the portfolio of skills and experience of current and prospective Board members. Therefore, while focused on the achievement and the ability of potential candidates to make a positive contribution with respect to such factors, the Nominating Committee has not established any specific minimum criteria or qualifications that a nominee must possess. The Nominating Committee establishes procedures for the nominating process, recommends candidates for election to the Board and also nominates officers for election by the Board.

The Nominating Committee will consider candidates proposed by shareholders, and evaluates candidates proposed by shareholders using the same criteria as for other candidates. Any shareholder nominations proposed for consideration by the Nominating Committee should include (1) complete information as to the identity and qualifications of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience and particular fields of expertise, (2) an indication of the nominee’s consent to serve as a director if elected, and (3) the reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a director, and should be addressed to our Secretary at 6065 Parkland Boulevard, Cleveland, Ohio 44124.

The Nominating Committee has a written charter approved by the Board. The responsibilities and activities of the Nominating Committee are described in greater detail in the Nominating Committee Charter, which is available on our website at www.pkoh.com.

Executive Committee

The Executive Committee consists of Messrs. Auletta, Edward Crawford and Wert, with Mr. Wert as its chair. The Executive Committee may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another committee or to other persons and except as limited by Ohio law and our Regulations. The Executive Committee held one meeting in 2013 and also acted by written consents.

Long-Range Planning Committee

The Long-Range Planning Committee consists of Messrs. Mixon, Edward Crawford, Matthew Crawford and Wert, with Mr. Mixon as its chair. The Long-Range Planning Committee was formed in 2012 and explores long-term strategic opportunities available to the Company, internal and external growth development, the Company’s capital structure and other duties delegated to it by the Board. The Long-Range Planning Committee held no meetings in 2013.

General Corporate Governance Matters

Our independent directors, in accordance with the rules of the Nasdaq Stock Market, meet on a periodic basis in executive session without management present to discuss, among other things, matters of corporate governance. Our independent directors met two times in executive session in 2013. Our independent directors also review and assess the effectiveness of our Code and recommend to the Board proposed revisions to the Code.

Shareholder Communications

The Board believes that it is important for shareholders to have a process to send communications to the Board. Accordingly, shareholders who wish to communicate with the Board or a particular director may do so by sending a letter to our Secretary at 6065 Parkland Boulevard, Cleveland, Ohio 44124. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Secretary will make copies of all such letters deemed to be appropriate and circulate them to the appropriate director or directors.

Compensation Committee Interlocks and Insider Participation

Members of the Compensation Committee during 2013 were Messrs. Rosen and Wert and Ms. Romney. No current or former officer or employee of ours served on the Compensation Committee, or on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee, during 2013. None of the Members of the Compensation Committee during 2013 had any relationship with us that would be required to be disclosed by us under applicable related party requirements. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officer of which served on our Board or on our Compensation Committee during 2013.

COMPENSATION OF DIRECTORS

We compensate non-employee directors for serving on our Board and reimburse them for expenses incurred in connection with Board and committee meetings. During 2013, each non-employee director earned, as an annual retainer, $25,000 and was granted 1,900 restricted shares. The restricted shares were granted in accordance with our Amended and Restated 1998 Long-Term Incentive Plan, which we refer to as the 1998 Plan. The non-employee directors also received $4,000 for each Board meeting attended in-person and $1,000 for each Board meeting attended telephonically, and $1,000 for each committee meeting attended in-person or telephonically. The Compensation, Audit, Nominating and Long-Range Planning Committee Chairpersons each received an additional $5,000 committee chair annual retainer.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Total ($)
Patrick V. Auletta	75,500	(2)	67,830	143,330
Kevin R. Greene	63,000	(2)	67,830	130,830
A. Malachi Mixon III	47,000		67,830	114,830
Dan T. Moore III	45,000		67,830	112,830
Ronna Romney	51,000	(2)	67,830	118,830
Steven H. Rosen	45,000		67,830	112,830
James W. Wert	43,000		67,830	110,830

(1)	The amounts in this column represent the grant date fair value for awards of restricted shares in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718. The restricted shares vest one year from the date of grant. As of December 31, 2013, each director in the table held 1,900 shares subject to restriction, other than Mr. Auletta who holds 1,900 restricted share units that represent the right to receive shares of our Common Stock upon Separation of Service (as defined in the Director DC Plan).

(2)	The amounts in this column includes $22,500, $15,000, $5,000 paid to Messrs. Auletta (as Chairman) and Greene and Ms. Romney, respectively, for serving on an ad hoc special committee of our Board.

In 2009, we established a 2009 Director Supplemental Defined Contribution Plan, or Director DC Plan, which is a non-qualified deferred compensation plan for our directors. Under the Director DC Plan, eligible directors can defer up to 100% of their cash retainer, attendance fees, and/or restricted share units for pre-tax savings opportunities. The investment options available to the eligible directors are the same investment options offered under our 401(k) Plan. Eligible directors’ contributions and earnings are always 100% vested. Distributions under the Director DC Plan may be made only upon a Separation of Service (as defined in the Director DC Plan). Distributions are paid in a lump sum or in annual installments over a maximum of 10 years. We do not pay above-market interest rates or provide preferential earnings.

AUDIT COMMITTEE

Audit Committee Report

The Audit Committee oversees our accounting and financial reporting processes and the audits of financial statements. The Audit Committee selects our independent auditors. The Audit Committee is composed of three directors, each of whom is independent as defined under the rules of the Nasdaq Stock Market and SEC rules. Currently, the Audit Committee is composed of Messrs. Auletta, Greene and Wert. The Audit Committee operates under a written charter adopted by the Board.

Management is responsible for our internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management and Ernst & Young LLP to review and discuss the audited consolidated financial statements for the year ended December 31, 2013. The Audit Committee discussed with Ernst & Young LLP its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters required to be discussed by the statement on Auditing Standards No. 16, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board (United States) (PCAOB). In addition, the Audit Committee has discussed with Ernst & Young LLP their independence from our Company management and our Company, including the matters in the written disclosures and the letter from Ernst & Young LLP required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent auditor’s independence.

The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the overall scope and plans for their respective audits, the results of audit examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Patrick V. Auletta, Chair

Kevin R. Greene

James W. Wert

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed Ernst & Young LLP as our independent auditors to examine our financial statements and those of our subsidiaries for the fiscal year ending December 31, 2014. During fiscal year 2013, Ernst & Young LLP examined our financial statements and those of our subsidiaries, including those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The Board recommends ratification of the appointment of Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement at the Annual Meeting, if they so desire, and will be available to respond to appropriate shareholders’ questions.

Vote Required and Recommendation of the Board

Although shareholder approval of this appointment is not required by law or binding on the Audit Committee, the Audit Committee believes that shareholders should be given the opportunity to express their views. If the shareholders do not ratify the appointment of Ernst & Young LLP as our independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young LLP. Abstentions will have no effect on the ratification of the appointment of Ernst & Young LLP.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THIS APPOINTMENT.

INDEPENDENT AUDITOR FEE INFORMATION

The following table presents fees for services rendered by Ernst & Young LLP in each of the last two fiscal years:

	2012	2013
Audit fees	$1,097,000	$1,122,000
Audit-related fees	75,000	75,000
Tax fees	155,000	183,430
All other fees	—	—

	$1,327,000	$1,380,430

Audit fees included fees associated with the annual audit, the reviews of quarterly reports on Form 10-Q, statutory audits required internationally and the audit of management’s assessment of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002. Audit-related fees principally included fees in connection with pension plan audits and accounting consultations. Tax fees included fees in connection with tax compliance and tax planning services.

Pre-approval Policy

The Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by our independent auditor prior to the commencement of the specified services.

All of the services described in “Audit-Related Fees” and “Tax Fees” were pre-approved by the Audit Committee in accordance with the Audit Committee’s formal policy on auditor independence.

PROPOSAL NO. 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing shareholders an opportunity to cast a non-binding advisory vote on the compensation of our named executive officers as disclosed in this proxy statement pursuant to SEC rules. As recommended by our shareholders, the next non-binding advisory vote on our named executive officer compensation will be held at our 2017 annual meeting of shareholders.

Our compensation philosophy is designed to align each executive’s compensation with our short- and long-term performance and to provide the compensation and incentives needed to attract, motivate, reward, and retain key executives who are crucial to achieving our business goals and who will build long-term economic value for us. We seek to provide an executive compensation package that is tied to our overall financial performance and that aligns executive and shareholder interests. We believe our executive compensation decisions have demonstrated our commitment to those goals and helped drive our record performance in 2013.

Our executive compensation is discussed in further detail in the Executive Compensation Discussion and Analysis section of this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The Compensation Committee and our Board believe these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

We are asking our shareholders to indicate their support for the compensation of our named executive officers, as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to SEC rules, including the Executive Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures in the Company’s proxy statement for its 2014 annual meeting of shareholders.”

The say-on-pay vote is advisory and, therefore, not binding; however, the Compensation Committee will consider the outcome of the vote when considering future named executive officer compensation.

Vote Required and Recommendation of the Board

The affirmative vote of a majority of our shares of Common Stock represented at the Annual Meeting and entitled to vote on this proposal is required for the approval of the named executive officer compensation. Abstentions will have the effect of a vote against, and broker non-votes will have no effect with respect to, the approval of this proposal.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Our 2013 Performance

Fiscal 2013 was a year of significant and historical achievement for us, and our financial performance was at record levels for us. In summary:

•	Net sales were a record $1.2 billion;

•	Net income, attributable to our common shareholders was a record $43.4 million, up 36% compared to $31.8 million for 2012;

•	Earnings on a per share basis were a record $3.56, up 36% compared to $2.62 for 2012;

•	The closing price of our Common Stock on December 31, 2013 was a record high of $52.40, an increase of 146% from January 1, 2013;

•	We generated $60.3 million in cash from operations;

•	We improved our net debt leverage to 2.8 at December 31, 2013 from 3.3 at December 31, 2012; and

•	We completed three significant strategic acquisitions.

Philosophy and Objectives

Our compensation program is designed to recognize the level of responsibility of an executive within our Company, taking into account the named executive officer’s role and expected leadership within our organization, and to encourage and reward decisions and actions that have a positive impact on our overall performance.

Our compensation philosophy is based upon the following objectives:

•	to reinforce the achievement of key business strategies and objectives;

•	to reward our executives for their outstanding performance and business results;

•	to emphasize the enhancement of shareholder value;

•	to value the executive’s unique skills and competencies;

•	to attract and retain qualified executives; and

•	to provide a competitive compensation structure.

Overview

The Compensation Committee administers our compensation program. The Compensation Committee is responsible for reviewing and approving base salaries, cash bonuses and equity incentive awards for all named executive officers. Typically, our CEO makes compensation recommendations to the Compensation Committee with respect to decisions concerning named executive officers other than himself. With respect to our CEO, the Compensation Committee makes its decisions in executive session. Our compensation program recognizes the importance of ensuring that discretion is provided to the Compensation Committee and CEO in determining compensation levels and awards.

Our Say-On-Pay Vote

At our annual meeting of shareholders in May 2011, we held our first non-binding advisory shareholder vote on the compensation of our named executive officers, which vote is commonly referred to as a “say-on-pay” vote. Our shareholders overwhelmingly approved the compensation of our named executive officers, with approximately 97% of the votes cast (not counting abstentions) in favor of the compensation paid to our named executive officers. After conducting the annual review of our compensation programs and considering and discussing the result of the say-on-pay vote, the Compensation Committee decided to retain our general approach to executive compensation. Since the 2011 vote, the Compensation Committee has decided not to make any substantive changes to our named executive officer compensation program that were specifically based on our 2011 say-on-pay vote results. With regard to the non-binding advisory resolution regarding the frequency for future say-on-pay votes, our shareholders cast the highest number of votes for voting on executive compensation every three years, and we have implemented triennial say-on-pay voting.

Compensation Consultants

The Compensation Committee has engaged compensation consultants on a periodic basis to help evaluate our compensation program and to help select appropriate market data for compensation determinations. The Compensation Committee also may consider a variety of data sources and information related to market practices for companies similar to ours.

In January 2011, the Compensation Committee engaged the services of Pearl Meyer & Partners (PM&P), a leading independent provider of executive compensation consulting services, to evaluate our executive compensation program and help select appropriate market data for compensation considerations. The Compensation Committee has conducted a review of its relationship with PM&P and has identified no conflict of interest. The resources used by PM&P for comparison included the Watson Wyatt Top Management Compensation Survey, the Mercer Executive Compensation Survey, the CHiPS Executive and Senior Management Compensation Survey, three PM&P proprietary executive compensation surveys, and comparative executive compensation information from a peer group consisting of the following companies:

AAR CORP	Ceradyne	Hexcel Corp
Applied Industrial Technologies	Chart Industries	Kaman Corp
Atlas Air Worldwide Holdings	Commercial Vehicle Group	Materion Corp
Air Transport Service Group	Dynamex	Mueller Industries
Barnes Group	Encore Wire Corp	RTI International Metals
Carpenter Technology Corp	Forward Air Corp	Shiloh Industries
Century Aluminum	Graftech International	Stoneridge

While these peer group companies do not represent a perfect match for us in terms of products manufactured or sold, the peer group does include representation from a broad range of industries similar to those that we compete in, such as industrial machinery, electrical equipment, metals and mining and auto components, and they are similar to us in terms of the median for revenue and number of employees.

In 2012, PM&P updated the 2011 market survey and peer group data and the peer group remained unchanged for 2012, with the exception that Dynamex was removed as a result of an acquisition. In 2014, PM&P updated the 2012 market survey data and began a review of the peer group.

For 2013, the Compensation Committee took into consideration the updated 2014 PM&P market survey data for comparable positions in determining the base salary and bonus awards for our named executive officers. The Compensation Committee does not benchmark or otherwise aim for a level of compensation that falls within a specific range of market survey or peer group data. Instead, the Compensation Committee considers many factors in exercising its judgment and discretion in making compensation decisions, and actual compensation can and does vary widely, either above or below these medians, based on Company and individual performance, scope of responsibilities, competencies and experience, as further discussed below.

The Compensation Committee considers many factors in exercising its judgment and discretion in making compensation decisions. Other factors the Compensation Committee considers when making individual compensation decisions are described under “Compensation Components” below.

The Compensation Committee believes that the foregoing actions are consistent with our philosophy and objectives.

Compensation Components

Our compensation program has three primary components consisting of a base salary, an annual cash bonus, whether discretionary or pursuant to our Annual Cash Bonus Plan, or Bonus Plan, and equity awards granted pursuant to our Amended and Restated 1998 Long-Term Incentive Plan, or 1998 Plan. In addition, we also offer our named executive officers basic retirement savings opportunities, participation in a deferred compensation plan, health and welfare benefits and perquisites that supplement the three primary components of compensation. Since 2008, our compensation program has also included a non-qualified defined benefit plan, or DB Plan, and a non-qualified defined contribution plan, or DC Plan, for our CEO.

We view these various components of compensation as related but distinct. Although our Compensation Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. The appropriate level for each compensation component is based in part, but not entirely, on our view of internal equity and consistency, and other considerations we deem relevant from year to year, such as rewarding extraordinary performance. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation or among different forms of non-cash compensation, but does emphasize variable compensation over fixed compensation.

Base Salary

We pay base salaries to recognize and reward each named executive officer’s unique value and skills, competencies and experience in light of the executive’s position. Base salaries, including any annual or other adjustments, for our named executive officers, other than our CEO, are determined after taking into account recommendations by our CEO. Base salaries for all named executive officers are determined by the Compensation Committee after considering a variety of factors such as market survey and peer group data, a subjective assessment of the nature and scope of the named executive officer’s responsibilities, the named executive officer’s unique value and historical contributions, historical increases, internal equitable considerations, and the experience and length of service of the named executive officer.

For 2013, no changes were made to the base salaries of our named executive officers and they remained the same as in 2012.

For 2014, we expect no change to be made to our CEO’s or COO’s base salary. Effective April 1, 2014, the Compensation Committee, after considering recommendations from our CEO, and considering the market survey, increased the base salaries of Messrs. Emerick, Vilsack, and Fogarty by 6.3%, 7.3%, and 5.9% respectively.

Annual Bonus

Annual bonus awards are used to reward and motivate our named executive officers for achieving key financial and operational objectives. The annual bonus awards are generally payable based on the Company’s performance and the level of individual contributions to that performance.

We have established the Bonus Plan, which was recently re-approved by our shareholders in 2011, for our CEO and any other named executive officer selected by the Compensation Committee to participate in the Bonus Plan. The Bonus Plan includes a set of performance measures that can be used to establish the bonus award.

Under the Bonus Plan, our CEO or any other selected named executive officer is eligible to receive an annual cash bonus depending on the performance of our Company against specific performance measures established by the Compensation Committee before the end of the first quarter of each year.

The Bonus Plan is an objective, pre-determined performance-based incentive plan intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee believes that it is generally in the Company’s best interest to attempt to structure performance-based compensation, including annual bonuses, to named executive officers who may be subject to Section 162(m) in a manner that satisfies the statute’s requirements. However, the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable the Company to meet its overall objectives, even if the Company may not be able to deduct all of the compensation. To date, the Compensation Committee has determined to include only our CEO in the Bonus Plan given his level of compensation so that his annual cash bonus will qualify for performance-based exemption under Section 162(m).

With respect to our other named executive officers, the Compensation Committee has determined that they not participate in the Bonus Plan so that it can maintain the flexibility to exercise subjectivity in granting discretionary annual cash bonuses based on both the Company’s performance and individual performance. There is no set formula or specific performance measure for determining annual bonus awards for our named executive officers who do not participate in the Bonus Plan. Annual bonus awards for these named executive officers are fully discretionary and are based on the Compensation Committee’s subjective judgment, after taking into account recommendations by our CEO. While the overall financial performance of the Company is the primary factor in determining the annual bonus awards, the Compensation Committee may also consider a number of other factors, including the named executive officer’s contribution to our success, the named executive officer’s overall leadership and expertise, the relative rank of the named executive officer, total compensation levels, and other factors that the Compensation Committee deems, in its subjective judgment, are critical to driving long-term value for shareholders.

CEO Annual Bonus Award. The annual bonus award for our CEO is a performance-based award opportunity and is intended to reward our CEO for achieving pre-determined key financial performance measures.

For 2013, only our CEO participated in the Bonus Plan, and the Compensation Committee determined that our CEO would be eligible for a bonus award equal to 4% of our 2013 consolidated adjusted income before income taxes (adjusted for unusual and extraordinary gains and losses). For 2013, adjusted income before income taxes was $69.1 million. The Compensation Committee believes income before income taxes, as adjusted for such items, is an appropriate measure of our core operating performance, and directly links our CEO’s annual bonus award to our profitability. Under the Bonus Plan, the Compensation Committee is authorized to exercise negative discretion and reduce our CEO’s award, but did not do so for 2013.

The Compensation Committee has historically used 4% of consolidated adjusted income before taxes as the performance measure for our CEO under the Bonus Plan. When 4% was first established as the performance measure, the Compensation Committee reasoned that a solid performance by the Company would yield a cash bonus to the CEO of approximately one times his annual salary, while a very strong performance by the Company would yield a cash bonus to the CEO of approximately two times his annual salary. The Compensation Committee has maintained the CEO’s performance measure as 4% of consolidated adjusted income before taxes in order to incentivize superior performance by the Company realizing that this could result in an annual cash bonus in excess of two times the CEO’s annual salary, but subject to an overall limit of $3.0 million. For 2014, the Compensation Committee has once again established that the performance measure for our CEO under the Bonus Plan will be 4% of consolidated adjusted income before taxes (adjusted for unusual and extraordinary gains and losses).

Named Executive Officer Annual Bonus Award. For our other named executive officers, the 2013 bonus awards were determined by the Compensation Committee, after considering recommendations from our CEO, and after taking into account our record financial performance and the named executive officers’ individual performance. The Compensation Committee also took into account internal equitable considerations, such as Mr. Matthew Crawford’s contributions as the Company’s President and Chief Operating Officer, as well as the overall compensation of each of our other named executive officers. While the overall financial performance of the Company was relatively more important than the individual performance factors described below, the Compensation Committee did not assign a specific weight to any factor, but rather, evaluated the totality of factors in making each annual bonus award.

Among the factors the Compensation Committee considered in determining the amount of the annual bonus award for Mr. Emerick were: his implementation of a global consolidation, planning and forecasting system; his leadership role in the development of enhanced internal control systems; his effective oversight of the internal financial and accounting functions; his efforts in working with our credit agencies; and his role in helping to drive the achievement of financial performance measures. Mr. Emerick’s annual bonus award was $350,000 compared to an annual bonus award of $150,000 for 2012. Mr. Emerick joined us on July 1, 2012.

Among the factors the Compensation Committee considered in determining the amount of the annual bonus award for Mr. Matthew Crawford were: his leadership role in developing and implementing our strategic initiatives; his leadership in the effective management of our capital and corporate financing activities; his contributions to the record financial success of many of our operating units; his leadership role in the execution of our strategic growth plan; and his leadership role in developing operational leadership talent. Mr. Matthew Crawford’s annual bonus award was $500,000 compared to an annual bonus award of $450,000 for 2012, representing an increase of 11.1%.

Among the factors the Compensation Committee considered in determining the amount of the annual bonus award for Mr. Vilsack were: his instrumental role in our completion of three strategic acquisitions, a subsidiary divestiture, and the sale of a non-controlling interest in a subsidiary; his oversight of significant litigation matters; his role in the enhancement of key compliance matters; his leadership role in corporate financing activities; and his effective supervision of the internal legal and corporate secretarial functions. Mr. Vilsack’s annual bonus award was $340,000 compared to an annual bonus award of $325,000 for 2012, representing an increase of 4.6%.

Among the factors the Compensation Committee considered in determining the amount of the annual bonus award for Mr. Fogarty were: his instrumental role in our completion of three strategic acquisitions; his role in the integration of these acquisitions; his contributions to the management of our aluminum operations; and his leadership efforts in business development. Mr. Fogarty’s annual bonus award was $325,000, which equaled his annual bonus award of $325,000 for 2012.

Information about bonuses paid to our named executive officers is contained in the “2013 Summary Compensation Table” below.

Equity Compensation

We use the grant of equity awards under our 1998 Plan to provide long-term incentive compensation opportunities intended to align the named executive officers’ interests with those of our shareholders, and to attract, retain and reward executive officers.

Our Compensation Committee administers our 1998 Plan. Historically, the Compensation Committee has granted options and restricted shares under our 1998 Plan, but awards also can be made in the form of performance shares, restricted share units, performance units, stock appreciation rights or stock awards. There is no set formula for the granting of equity awards to named executive officers. Other than for grants of equity awards to our CEO, the Compensation Committee typically considers recommendations from our CEO when considering decisions regarding the grant of equity awards to named executive officers. The Compensation Committee grants equity awards based on its subjective judgment and discretion, and may consider a number of criteria, including the relative rank of the named executive officer, market survey and peer group data, total compensation levels, and the named executive officer’s historical and ongoing contributions to our success based on subjective criteria. Because the Compensation Committee and the CEO in their discretion consider such factors as they deem relevant in determining the named executive officer’s overall equity award, other factors may cause the award in any given year to differ from historical amounts.

We do not have any program, plan or obligation that requires us to grant equity awards on specific dates. We have not made equity grants in connection with the release or withholding of material, non-public information. Options granted under our 1998 Plan have exercise prices equal to the closing market price of our Common Stock on the day of the grant.

On February 28, 2013, the Compensation Committee approved restricted share awards for Messrs. Edward Crawford and Matthew Crawford in the amounts of 62,500 shares each.

On December 17, 2013, the Compensation Committee approved a restricted share award for Messrs. Emerick, Vilsack and Fogarty in the amounts of 8,500, 8,500 and 7,500 shares, respectively.

These restricted share grants vest one-third each year over three years. The Compensation Committee did not perform a qualitative or quantitative analysis, but instead used its subjective judgment and discretion in determining the value of the equity awards. Restricted shares were utilized over stock options because restricted shares serve to reward and retain executives and foster stock ownership, while also minimizing the number of shares granted in aggregate, thereby reducing dilution. In exercising its judgment and discretion, the Compensation Committee was influenced by recommendations from our CEO and motivated by its desire to award each named executive officer equity value that it considered necessary to achieve the shareholder alignment and attraction, retention and motivation objectives of our compensation program. The Compensation Committee’s review and consideration of each of the named executive officer’s equity grants were of a general nature, rather than identifying and focusing on each individual’s performance relative to specific tasks, projects or accomplishments or distinguishable qualitative performance goals. The Compensation Committee did not otherwise take into account any specific performance, criteria or achievements relative to qualitative performance goals when making its equity compensation decisions for 2013. In granting the 2013 restricted share awards, the Compensation Committee also considered:

•	the market survey and peer group data for our CEO;

•	total compensation levels for each named executive officer in 2011, 2012 and 2013;

•	the value provided by restricted shares versus stock options;

•	the value and size of historical grants;

•	how much value was created by the historical grants; and

•	shares available for grant under the 1998 Plan.

More information about equity awards granted in 2013 to our CEO and our other named executive officers is contained in the “2013 Grants of Plan-Based Awards Table”.

Retirement Benefits

Our Individual Account Retirement Plan, or 401(k) Plan, is a tax-qualified retirement savings plan that permits our employees, including our named executive officers, to defer a portion of their annual salary to the 401(k) Plan on a before-tax basis. Prior to March 1, 2009, our named executive officers participated in the 401(k) Plan on the same basis as all other salaried employees whereby we annually contributed 2% of their salary into the 401(k) Plan on their behalf, subject to Internal Revenue Code limitations. Our named executive officers vest in the Company contributions ratably over six years of employment service, at which time they are 100% vested.

Effective April 1, 2011, the Company amended its Park-Ohio Industries, Inc. and Subsidiaries Pension Plan, or Pension Plan, to provide a new tax-qualified defined benefit for our employees, called the Account Balance Plan, or AB Plan. The AB Plan is intended to replace the contributions previously made under the 401(k) Plan. All of the named executive officers participate in the AB Plan. The AB Plan incorporates elements of a defined contribution plan into a defined benefit plan. Each participant has a notional account which receives quarterly allocations equal to 2% of compensation, subject to Internal Revenue Code limitations. Interest is credited to the notional account based on a market index. All AB Plan participants, including our named executive officers, are 100% vested in the benefit provided by the AB Plan. Additional detail on the AB Plan, including the value of the named executive officers’ accrued benefits, is provided below under “Pension Benefits.”

In 2008, the Compensation Committee established the DC Plan and the DB Plan for our CEO, which is described under “Pension Benefits for 2013” and “Non-Qualified Deferred Compensation for 2013” below. These retirement benefits are intended to reward our CEO for his past service to us and to recognize, over the long term, future service to us.

Deferred Compensation

The Company maintains a non-qualified deferred compensation plan, which we refer to as the 2005 Supplemental Defined Contribution Plan, or 2005 Plan, that allows certain employees, including our named executive officers, to defer a percentage of their salary and bonus, to be paid at a time specified by the participant and consistent with the terms of the 2005 Plan. We do not provide any matching contributions to the 2005 Plan. We do not pay above-market interest rates or provide preferential earnings.

For 2013, our CEO was the only participant in the DC Plan, to which we make an annual contribution of $375,000 as noted in the “2013 Non-Qualified Deferred Compensation Table” below. We do not pay above-market interest rates or provide preferential earnings.

Termination-Related Payments

All of our named executive officers are employees-at-will and, as such, do not have employment agreements that obligate us to provide any post-employment compensation or benefits. However, upon a change of control, as defined in the 1998 Plan, all unvested stock option grants become fully exercisable, all outstanding restricted share grants fully vest, and our CEO becomes 100% vested in his benefit under the DB Plan, regardless of years of service.

Other Benefits

We also provide other benefits to our named executive officers that we consider necessary in order to offer fully-competitive opportunities to attract and retain our named executive officers. These benefits include life insurance, company cars or car allowances, executive physicals, and club dues. Named executive officers are eligible to participate in all of our employee benefit plans, such as the 401(k) Plan and medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees.

Limitations on Deductibility of Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to a company’s CEO and certain other executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The Compensation Committee believes that it is generally in our best interest to attempt to structure performance-based compensation, including annual bonuses, to named executive officers who may be subject to Section 162(m) in a manner that satisfies the statute’s requirements. However, the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable us to meet our overall objectives, even if we may not deduct all or some of the compensation. Accordingly, the Compensation Committee has expressly reserved the authority to award non-deductible compensation in appropriate circumstances.

We are not obligated to offset any income taxes due on any compensation or benefits, including income or excise taxes due on any income from accelerated vesting of outstanding equity grants. To the extent any such amounts are considered “excess parachute payments” under Section 280G of the Internal Revenue Code and, thus, not deductible by us, the Compensation Committee is aware of that possibility and has decided to accept the cost of that lost deduction. However, the Compensation Committee has not thought it necessary for us to take on the additional cost of reimbursing executives for any taxes generated by the vesting accelerations.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Executive Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board that the Executive Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2013.

Ronna Romney, Chair
Dan T. Moore III
Steven H. Rosen

INFORMATION REGARDING COMPENSATION/GRANTS

The following table sets forth for fiscal 2013, 2012 and 2011 all compensation earned by the individuals who served as our CEO and Chief Financial Officer during fiscal 2013, and by our three highest paid employees serving as other executive officers as of the end of 2013, whom we refer to collectively as our named executive officers.

2013 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compen- sation ($)(6)	Total ($)
Edward F. Crawford Chairman of the Board and Chief Executive Officer	2013 2012 2011	750,000 750,000 750,000	0 0 0	1,271,250 1,460,250 1,567,500	0 0 0	2,764,000 2,537,840 1,476,520	44,527 158,176 336,575	464,903 483,740 502,039	5,294,680 5,390,006 4,632,634

W. Scott Emerick(7) Vice President and Chief Financial Officer	2013 2012	320,000 160,000	350,000 150,000	413,525 387,600	0 0	0 0	0 0	9,312 4,656	1,092,837 702,256

Matthew V. Crawford President and Chief Operating Officer	2013 2012 2011	500,000 500,000 475,000	500,000 450,000 360,000	1,271,250 973,500 1,045,000	0 0 0	0 0 0	2,815 5,315 3,618	35,973 43,585 51,933	2,310,038 1,972,400 1,935,551

Robert D. Vilsack Secretary and General Counsel	2013 2012 2011	275,000 275,000 271,250	340,000 325,000 275,000	413,525 194,700 331,800	0 0 0	0 0 0	3,791 5,331 4,055	27,084 25,803 25,602	1,059,400 825,834 907,707

Patrick W. Fogarty Director of Corporate Development	2013 2012 2011	255,000 255,000 251,250	325,000 325,000 255,000	364,875 194,700 331,800	0 0 0	0 0 0	3,791 5,329 4,052	19,854 19,850 20,693	968,520 799,879 862,795

(1)	The amounts in this column represent salary actually paid for the year indicated.

(2)	The amounts in this column represent discretionary bonuses paid to certain of our named executive officers. For more information on these bonuses, see “Executive Compensation — Discussion and Analysis — Compensation Components — Annual Bonus” above.

(3)	The amount in this column for 2013 represents the grant date fair value for awards of restricted shares in accordance with ASC 718. The assumptions used in the calculation of these amounts for 2013 are included in Note 11 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013. The 2013 grants to the named executive officers will vest one-third each year over three years. For more information on these equity awards, see “Executive Compensation Discussion and Analysis — Compensation Components — Equity Compensation” above.

(4)	The amount in this column for 2013 represents a performance-based award under the Bonus Plan for Mr. Edward Crawford equal to 4% of our consolidated adjusted income before income taxes. For more information on this bonus, see “Executive Compensation Discussion and Analysis — Compensation Components — CEO Annual Bonus Award” above.

(5)	The amounts listed in this column for 2013 are the increases in actuarial present value of accrued benefits under our defined benefit pension plans. For Mr. Edward Crawford, the amount listed consists of $39,313 for the increase in the actuarial present value of the non-qualified defined benefit under the DB Plan and $5,214 for the increase in the qualified defined benefit under the AB Plan. The $39,313 increase in the value of the DB Plan benefit includes $28,697 for the incremental value of an additional year of service and $10,616 for the update to the mortality assumption. For all other named executive officers, the amount listed for 2013 is for the increase in the qualified defined benefit under the AB Plan. The defined benefit plans are described in more detail in the “Pension Benefits” section.

(6)	The amounts disclosed in this column for 2013 consist of life insurance premiums for Messrs. Edward Crawford ($52,065), Emerick ($912), Matthew Crawford ($1,092), Vilsack ($1,326) and Fogarty ($1,326); use of a company car for Messrs. Edward Crawford ($2,825) and Matthew Crawford ($3,390); car allowances for Messrs. Emerick ($8,400), Vilsack ($8,400), and Fogarty ($8,400); club memberships for Messrs. Edward Crawford ($35,013), Matthew Crawford ($31,491), Vilsack ($17,358) and Fogarty ($10,128); and contributions to the DC Plan for Mr. Edward Crawford ($375,000).

(7)	Mr. Emerick joined us on July 1, 2012 with an annual salary of $320,000.

2013 Grants of Plan-Based Awards Table

The following table sets forth the restricted share grants and Bonus Plan award granted in 2013.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Target ($)(1)
Edward F. Crawford	—	2,764,000	—	—
	02/28/2013	—	62,500	1,271,250
W. Scott Emerick	12/17/2013	—	8,500	413,525
Matthew V. Crawford	02/28/2013	—	62,500	1,271,250
Robert D. Vilsack	12/17/2013	—	8,500	413,525
Patrick W. Fogarty	12/17/2013	—	7,500	364,875

(1)	For 2013, Mr. Edward Crawford was entitled to a cash bonus equal to 4% of our consolidated adjusted income before income taxes under the Bonus Plan. Accordingly, there is no threshold, target or maximum award amount, except that such award is limited to a maximum of $3,000,000 million under the terms of the Bonus Plan. For 2013, Mr. Edward Crawford earned a cash bonus in the amount of $2,764,000 under the Bonus Plan.

(2)	The amounts in this column are the number of restricted shares granted in 2013. The restricted shares vest one-third each year over three years.

(3)	The amounts in this column represent the grant date fair value of the restricted shares calculated in accordance with ASC 718.

For 2013, base salary was 14% of total compensation in the Summary Compensation Table for Mr. Edward Crawford; 22% for Mr. Matthew Crawford; 29% for Mr. Emerick; 26% for Mr. Vilsack; and 26% for Mr. Fogarty. None of the named executive officers has an employment agreement with us.

Outstanding Equity Awards at 2013 Fiscal Year-End Table

		Option Awards				Stock Awards
						Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of
Name	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Shares or Units of Stock That Have Not Vested ($)(2)
Edward F. Crawford	05/02/2005	25,000	0	14.90	05/02/2015
	05/26/2011 06/08/2012					25,000 50,000	1,310,000 2,620,000
	02/28/2013					62,500	3,275,000

W. Scott Emerick	07/02/2012					13,334	698,701
	12/17/2013					8,500	445,400

Matthew V. Crawford	05/02/2005	25,000	0	14.90	05/02/2015
	05/26/2011					16,667	873,350
	06/08/2012					33,334	1,746,701
	02/28/2013					62,500	3,275,000

Robert D. Vilsack	05/02/2005	5,000	0	14.90	05/02/2015
	04/12/2007	10,000	0	20.00	04/12/2017
	05/20/2008	10,000	0	15.61	05/20/2018
	11/16/2011					5,834	305,701
	06/08/2012					6,667	349,350
	12/17/2013					8,500	445,400

Patrick W. Fogarty	05/02/2005	5,000	0	14.90	05/02/2015
	04/12/2007	10,000	0	20.00	04/12/2017
	05/20/2008	10,000	0	15.61	05/20/2018
	11/16/2011					5,834	305,701
	06/08/2012					6,667	349,350
	12/17/2013					7,500	393,000

(1)	These restricted shares vest one-third each year over a three-year period beginning on the first anniversary of the grant date.

(2)	These amounts are based on the closing market price of our Common Stock of $52.40 per share on December 31, 2013.

2013 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Edward F. Crawford	0	0	50,000	1,828,250
W. Scott Emerick	0	0	6,666	221,111
Matthew V. Crawford	0	0	41,334	1,490,660
Robert D. Vilsack	5,000	118,403	13,166	482,369
Patrick W. Fogarty	0	0	13,166	482,369

(1)	These amounts represent the difference between the exercise price and the closing market price of our Common Stock on the date of exercise.

(2)	These amounts are based on the closing market price of our Common Stock on the day on which the restricted shares vested.

PENSION BENEFITS

2013 Pension Benefits Table

The following table sets forth information with respect to our DB Plan and our AB Plan as of December 31, 2013.

Name	Plan Name	Number of Years Credited Service(1)(#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Edward F. Crawford	DB Plan	19	3,075,969	0
	AB Plan	2.75	5,214	0
W. Scott Emerick	AB Plan	0	0	0
Matthew V. Crawford	AB Plan	2.75	11,748	0
Robert D. Vilsack	AB Plan	2.75	13,177	0
Patrick W. Fogarty	AB Plan	2.75	13,172	0

(1)	The DB Plan was adopted by us in January 2008; therefore, the years of credited service represent prior years of service, but not all of the actual years of service. Upon establishment of the DB Plan, 13 years of Mr. Edward Crawford’s prior service were recognized and credited under the DB Plan. The AB Plan went into effect on April 1, 2011, at which time all of the named executive officers, except Mr. Emerick, began accruing benefits. No credits for prior service were provided under the AB Plan. Mr. Emerick will become a participant in the AB Plan when he obtains two years of service with the Company.

(2)	For the DB Plan, the reported value represents the actuarial present value of the vested accrued benefits as of December 31, 2013 payable at age 75 in single-life annuity form, with a 4.50% discount rate and using the RP2000 White Collar Male mortality table projected to 2013 using Scale AA. For the AB Plan, the reported value represents the actuarial present value of the accrued benefits as of December 31, 2013, payable at age 65 (or current age if older) in lump sum form, with a 3.00% rate for future interest credits and a 4.51% discount rate.

The DB Plan provides Mr. Edward Crawford with an annual retirement benefit of up to $375,000 upon his termination of employment with us, for his life, as defined in the DB Plan. The annual benefit that he actually receives depends on his years of credited service as of his termination of employment. If he has 20 or more years of credited service, he will receive the full $375,000 annual benefit. Prior to 20 years of credited service, the accrued benefit equals $375,000 multiplied by the ratio of years of credited service to 20 years. If he dies while employed or before the first day of the month following his termination of employment, his spouse is entitled to receive an amount equal to 50% of the amount he would have been entitled to receive on the date of his death, payable semi-annually for the life of his spouse. In the event of a change in control of the Company, the full $375,000 annual benefit is payable, regardless of service.

The Pension Plan is a tax-qualified defined benefit pension plan. Previously, the Pension Plan provided benefits primarily to retired and terminated participants from legacy locations. Effective April 1, 2011, the Pension Plan was amended to implement the AB Plan benefits for all domestic employees, except certain collectively bargained employees. All of the named executive officers participate in the AB Plan, except Mr. Emerick. Mr. Emerick will become a participant in the AB Plan when he obtains two years of service with the Company.

The AB Plan uses a cash balance design, which incorporates elements of a defined contribution plan into a defined benefit plan. Each participant has a notional account which receives quarterly allocations equal to 2% of compensation (inclusive of short-term incentive compensation). The compensation used in the calculation is held to the Internal Revenue Code annual limitation for qualified plan earnings. Interest is credited to the notional account using the rate for 1-year Treasury constant maturities. The annual interest rate is held to a minimum of 3% and a maximum of 7%. Interest during 2013 was credited at an annual rate of 3%.

Upon retirement, termination, disability or death, the accumulated notional account balance is immediately payable to the named executive officer as a single lump sum payment. The present value of accrued benefits displayed in the table above is based on a lump sum payment.

The “Present Value of Accumulated Benefit” in the above table is the value at December 31, 2013 of the pension benefit payable at age 65 (or current age if older) that was earned as of December 31, 2013. For the AB Plan, this benefit at age 65 is derived by projecting the notional balance from current age to age 65 using 3% interest and no future allocations. This age-65 value is then discounted at a rate of 4.51% to December 31, 2013 to receive the current value of the benefit. No mortality assumption is used in the calculation because the benefit is assumed to be paid in lump sum form. Because the 3% interest crediting rate is less than the 4.51% discount rate, the present value at December 31, 2013 is smaller than the notional account balance at that date.

NON-QUALIFIED DEFERRED COMPENSATION

2013 Nonqualified Deferred Compensation Table

The following table sets forth information with respect to the DC Plan and our 2005 Plan, as of December 31, 2013.

Name	Plan Name	Executive Contributions in 2013 ($)		Registrant Contributions in 2013 ($)		Aggregate Earnings in 2013 ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2013 ($)(2)
Edward F. Crawford	DC Plan	0		375,000	(3)	217	0	2,159,852
W. Scott Emerick	2005 Plan	0		0		0	0	0
Matthew V. Crawford	2005 Plan	0		0		0	0	0
Robert D. Vilsack	2005 Plan	0		0		44,307	0	190,820
Patrick W. Fogarty	2005 Plan	13,145	(4)	0		2,231	0	15,376

(1)	The aggregate earnings are not “above-market or preferential earnings” and, therefore, are not reported in the 2013 Summary Compensation Table.

(2)	Of the amounts reported in this column, $1,875,000 for Mr. Edward Crawford and $138,333 for Mr. Vilsack was previously reported as compensation in prior years’ Summary Compensation Tables.

(3)	Consists of contributions made in 2013 by us and credited to Mr. Edward Crawford’s account. This amount was also included in the “All Other Compensation” column in the 2013 Summary Compensation Table.

(4)	This amount is included in the Bonus column of the 2013 Summary Compensation Table.

The DC Plan provides our CEO with an aggregate annual credit of $375,000, or DC Benefit, during the seven-year period beginning on January 1, 2008 and ending on December 31, 2014. The DC Benefit is credited to an account on our books for our CEO, provided he has not had a termination of employment with the Company, as defined in the DC Plan. Our CEO’s account is adjusted for any positive or negative investment results from phantom investment alternatives selected by him. These phantom investment alternatives track actual market investments and are similar to the investment alternatives offered under our 401(k) Plan. We do not provide above-market or preferential earnings on the amounts credited under the DC Plan. We contribute to a grantor trust in order to provide a source of funds for the benefits under the DC Plan. Our CEO is at all times 100% vested in the DC Benefit and any earnings thereon. The amount credited under the DC Plan for our CEO will be paid upon his termination of employment.

Our 2005 Plan is a non-qualified deferred compensation plan for certain key employees, including our named executive officers. Under the 2005 Plan, eligible participants can defer up to 100% of their base salary and 100% of their cash bonus for pre-tax savings opportunities. The investment options available to the participant are the same investment options offered under our 401(k) Plan. Participants’ contributions and earnings are always 100% vested. Distributions under the 2005 Plan may be made only upon a Separation of Service (as defined in the 2005 Plan), disability, or hardship. Distributions are paid in a lump sum or in annual installments over a maximum of 10 years.

POTENTIAL POST-EMPLOYMENT PAYMENTS

Upon termination of employment for any reason, no severance benefits are payable to any of the named executive officers.

Upon the death or disability of a named executive officer, all restricted share grants fully vest and all unvested stock options become immediately exercisable under the 1998 Plan, and under the DB Plan and AB Plan certain benefits are immediately recognized upon the retirement of a named executive officer. The value of these vesting accelerations and benefits for the named executive officers, as if a death, disability, or retirement had occurred on December 31, 2013, would be as follows:

Name	Death $(1)	Disability $(2)	Retirement $(3)
Edward F. Crawford	8,985,591	10,286,183	3,081,183
W. Scott Emerick	1,144,101	1,144,101	0
Matthew V. Crawford	5,910,768	5,910,768	15,717
Robert D. Vilsack	1,116,142	1,116,142	15,691
Patrick W. Fogarty	1,063,736	1,063,736	15,685

(1)	This amount includes the vesting of previously unvested restricted shares valued at the closing market price of $52.40 of our Common Stock on December 31, 2013. For Mr. Edward Crawford, this amount includes $1,780,591, which is the actuarial present value of 50% of the vested accrued non-qualified pension benefit payable as a lifetime annuity to his surviving spouse under the DB Plan.

(2)	This amount represents the vesting of previously unvested restricted shares valued at the closing market price of $52.40 of our Common Stock on December 31, 2013. For Mr. Edward Crawford, this amount includes $3,075,969 which is the actuarial present value of the previously vested accrued non-qualified pension benefit as a lifetime annuity under the DB Plan and $5,214 which is the actuarial present value of the previously vested accrued pension benefit as a lump sum under the AB Plan. For the other named executive officers, these amounts include the actuarial present value of the previously vested accrued pension benefit as a lump sum under the AB Plan.

(3)	For Mr. Edward Crawford, this amount includes $3,075,969 which is the actuarial present value of the previously vested accrued non-qualified pension benefit as a lifetime annuity under the DB Plan. For the other named executive officers, these amounts represent the actuarial present value of the previously vested accrued pension benefit as a lump sum under the AB Plan.

Under the 1998 Plan, upon a change of control, all restricted share grants fully vest and all unvested stock options become immediately exercisable. Under the DB Plan, upon a change of control, all pension benefits fully vest. The value of these vesting accelerations for the named executive officers, as if a change of control had occurred on December 31, 2013, would be as follows:

Name	DB Plan Early Vesting($)		Stock Options ($)	Restricted Shares ($)(1)	Total ($)
Edward F. Crawford	3,237,863	(2)	0	7,205,000	10,442,863
W. Scott Emerick	0		0	1,144,101	1,144,101
Matthew V. Crawford	0		0	5,895,051	5,895,051
Robert D. Vilsack	0		0	1,100,451	1,100,451
Patrick W. Fogarty	0		0	1,048,051	1,048,051

(1)	This amount represents the vesting of previously unvested restricted shares valued at the closing market price of $52.40 of our Common Stock on December 31, 2013.

(2)	This amount includes $3,075,969 which is the actuarial present value of the previously vested accrued non-qualified pension benefit as a lifetime annuity under the DB Plan.

No cash payments or other benefits are due the named executive officers upon a change of control, as defined in the 1998 Plan and DB Plan. A change of control is generally defined in the 1998 Plan and DB Plan as: (i) our corporate reorganization or a sale of substantially all of our assets with the result that the shareholders prior to the reorganization or sale afterwards hold less than a majority of our voting stock; (ii) any person becoming the beneficial owner of 20% or more of the combined voting power of our outstanding securities; and

(iii) a change in the majority of our Board. For information about vested amounts or balance under the AB Plan and the DC Plan and 2005 Plan, see the “2013 Pension Benefits Table” and “2013 Nonqualified Deferred Compensation Table” respectively, above.

TRANSACTIONS WITH RELATED PERSONS

In accordance with our Audit Committee Charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related-party transactions. In some cases, however, the Audit Committee will defer the approval of a related-party transaction to the disinterested members of the full Board.

Neither the Audit Committee nor the Board has written policies or procedures with respect to the review, approval or ratification of related-party transactions. Instead, the Audit Committee, or the Board, as applicable, reviews each proposed transaction on a case-by-case basis taking into account all relevant factors, including whether the terms and conditions are at least as favorable to us as if negotiated on an arm’s-length basis with unrelated third parties. The following related-party transactions have been approved either by our Board or our Audit Committee.

During 2013, we chartered, on an hourly basis, an airplane from a third-party private aircraft charter company. One of the aircraft available for use by us is an aircraft owned jointly by this charter company and a company owned by Mr. Edward Crawford. For 2013, we paid $401,171 for the use of that aircraft. Through companies owned by Mr. Edward Crawford, we lease a 125,000 square foot facility in Huntington, Indiana, at a monthly rent of $16,934 and a 60,450 square foot building we use as our corporate headquarters in Mayfield Heights, Ohio, at a monthly rent of $72,036.

Through companies owned by Mr. Matthew Crawford, we lease two buildings in Conneaut, Ohio: a 91,300 square foot facility, at a monthly rent of $37,527, and an additional 70,000 square foot attached facility, at a monthly rent of $10,500, plus real estate taxes totaling $13,144; a 150,000 square foot facility in Cleveland, Ohio, at a monthly rent of $31,763 (which lease terminated in October 2013); and a 125,000 square foot facility in Canton, Ohio, at a monthly rent of $55,666.

For 2013, we received the amount of $121,427 for technical and engineering support to companies owned by Mr. Edward Crawford.

SHAREHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

2015 Proposals

Any shareholder who intends to present a proposal to include in the proxy materials for the 2015 annual meeting of shareholders, including proposals for the nomination of directors, must comply with Rule 14a-8 of the Securities Exchange Act. To have the proposal included in our proxy statement and form of proxy for that meeting, the shareholder must deliver the proposal in writing by January 6, 2015 to the Secretary of the Company, at 6065 Parkland Boulevard, Cleveland, Ohio 44124.

Advance Notice Procedures

Under our Regulations, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or otherwise brought before the meeting by or at the direction of the Board or by a shareholder who has delivered written notice to our Secretary not less than 60 days nor more than 90 days before the meeting. If there was less than 75 days’ notice or prior public disclosure of the date of the meeting given or made to the shareholders, then in order for the written notice by the shareholder to be timely, it must be received no later than the close of business on the fifteenth day after the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Accordingly, if a shareholder intends to present a proposal at the 2015 annual meeting of shareholders outside the processes of Rule 14a-8 of the Securities Exchange Act, the shareholder must provide written notice pursuant to the procedures contained in our

Regulations that are outlined above. Our proxy statement relating to the 2015 annual meeting of shareholders will give discretionary authority to those individuals named in the accompanying proxy to vote with respect to all non-Rule 14a-8 proposals not included in the proxy statement relating to the 2015 annual meeting if the proposals are properly presented at the 2015 annual meeting.

ANNUAL REPORT

Our Annual Report for the year ended December 31, 2013 is being mailed to each shareholder of record with this Proxy Statement. Additional copies may be obtained from the undersigned.

OTHER MATTERS

Set forth below are directions to The Cleveland Marriott East:

Directions to the Marriott Cleveland East, 26300 Harvard Road, Warrensville Heights, Ohio 44122:

From South:

•	Take I-71N to Exit 220: I-271N

•	Continue on I-271N to Exit 28B: Harvard Road

•	Turn Left

•	Go to second stop light (Richmond Road) and make a left

•	Marriott is on left

From East:

•	Take I-80W to Exit 187: I-480

•	Continue on I-480(NW) to I-271N

•	Continue on I-271N to Exit 28B: Harvard Road

•	Turn Left

•	Go to second stop light (Richmond Road) and make a left

•	Marriott is on left

From North (Downtown Cleveland):

•	Take I-77S to Exit 156: I-480E

•	Follow I-480E toward Erie, PA/Warren to US-422

•	Take Exit to I-271N/US-422W

•	Continue on I-271N to Exit 28B: Harvard Road

•	Turn Left

•	Go to second stop light (Richmond Road) and make a left

•	Marriott is on left

From West:

•	Take I-80E to Exit 151: I-480E

•	Follow I-480E to I-271N/US-422W

•	Continue on I-271N to Exit 28B: Harvard Road

•	Turn Left

•	Go to second stop light (Richmond Road) and make a left

•	Marriott is on left

PARK-OHIO HOLDINGS CORP.

ROBERT D. VILSACK

    Secretary

April 30, 2014

Park-Ohio Holdings Corp.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all nominees listed below in Proposal 1 and FOR Proposals 2 and 3.

1. ELECTION OF DIRECTORS:	For	Withhold		For	Withhold		For	Withhold

01 - Kevin R. Greene	☐	☐	02 - A. Malachi Mixon III	☐	☐	03 - Dan T. Moore III	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2014.	☐	☐	☐	3.	ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION.	☐	☐	☐

4.	THE PROXIES ARE AUTHORIZED, IN THEIR DISCRETION, TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT, POSTPONEMENT OR CONTINUATION THEREOF.

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

01TX8A

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Park-Ohio Holdings Corp.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Ronna Romney and Steven H. Rosen, or either of them, are hereby authorized, with full power of substitution, to represent and vote the common stock of the signed shareholder(s) at the annual meeting of shareholders of Park-Ohio Holdings Corp. to be held at The Cleveland Marriott East, 26300 Harvard Road, Warrensville Heights, Ohio 44122, on June 12, 2014, and any and all adjournments, postponements, or continuations thereof.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card. The Board of Directors recommends a vote FOR all nominees listed on the reverse in proposal 1 and FOR proposals 2 and 3.

If this Proxy is properly executed and returned, shares represented hereby will be voted in the manner specified by the shareholder. If no specification is made, shares will be voted FOR the election of persons nominated as directors pursuant to the Proxy Statement and FOR proposals 2 and 3.

IMPORTANT NOTICE TO PARTICIPANTS IN THE INDIVIDUAL ACCOUNT RETIREMENT PLAN OF PARK-OHIO INDUSTRIES, INC. AND ITS SUBSIDIARIES

To The Charles Schwab Trust Company, Trustee of the Individual Account Retirement Plan of Park-Ohio Industries, Inc. and Its Subsidiaries (the “Plan”): The signed shareholder, a participant in the Plan, hereby directs the Trustee to vote in person or by proxy (a) all shares of Park-Ohio Holdings Corp. common stock credited to the signed shareholder’s account under the Plan on the record date (“allocated shares”); and (b) the proportional number of shares of common stock of Park-Ohio Holdings Corp. allocated to the accounts of other participants in the Plan, but for which the Trustee does not receive valid voting instructions (“non-directed shares”) and as to which the signed shareholder is entitled to direct the voting in accordance with the Plan provisions at the annual meeting of shareholders of Park-Ohio Holdings Corp. to be held at The Cleveland Marriott East, 26300 Harvard Road, Warrensville Heights, Ohio 44122, on June 12, 2014, and any and all adjournments, postponements, or continuations thereof. Under the Plan, shares allocated to the accounts of participants for which the Trustee does not receive timely directions in the form of a signed proxy card are voted by the Trustee as directed by the participants who timely tender a signed proxy card. By completing this proxy card and returning it to the Trustee, you are authorizing the Trustee to vote allocated shares and a proportionate amount of the non-directed shares held in the Plan. The number of non-directed shares for which you may instruct the Trustee to vote will depend on how many other participants exercise their right to direct the voting of their allocated shares. Any participant wishing to vote the non-directed shares differently from the allocated shares may do so by requesting a separate proxy card form from the Trustee at 800-724-7526.

(Continued and to be signed on reverse)